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                                                                  Exhibit (i)(1)

                   [LETTERHEAD OF KIRKPATRICK & LOCKHART LLP]


                                February 19, 2004

AXA Premier Funds Trust
1290 Avenue of the Americas
New York, NY 10104

Ladies and Gentlemen:

         We have acted as counsel to AXA Premier Funds Trust, a Delaware statutory trust ("Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 4 to the Trust's Registration Statement on Form N-1A (File Nos. 333-70752 and 811-10507) (the "Post-Effective Amendment"), registering an indefinite number of Class A, B, C and Z shares of beneficial interest of each series of the Trust listed in Schedule A attached to this opinion letter (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

         You have requested our opinion as to certain matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Trust's Agreement and Declaration of Trust (the "Agreement") and Bylaws and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

         Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

         2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and non-assessable.

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[LOGO OF KIRKPATRICK & LOCKHART LLP]

AXA Premier Funds Trust
February 19, 2004
Page 2


         This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                       Very truly yours,

                                       /s/ Kirkpatrick & Lockhart LLP


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                                   SCHEDULE A

                             AXA Premier Funds Trust
           ----------------------------------------------------------

                              Large Cap Growth Fund

                           Large Cap Core Equity Fund

                              Large Cap Value Fund

                            Small/Mid Cap Growth Fund

                            Small/Mid Cap Value Fund

                            International Equity Fund

                                 Technology Fund

                                Health Care Fund

                                 Core Bond Fund

                                Money Market Fund